Exhibit 99.1

AGA Medical Files Suit Against W.L. Gore

Alleging Patent Infringement

MINNEAPOLIS, August 24, 2010 — AGA Medical Holdings, Inc. (AGA Medical) (Nasdaq: AGAM) today announced that it has filed a patent infringement lawsuit against W.L. Gore & Associates (Gore).  AGA Medical is alleging that Gore is infringing AGA Medical’s U.S. Patent No. 5,994,738 which covers certain transcatheter occlusion products for the treatment of structural heart defects.  AGA Medical is seeking damages against Gore and a permanent injunction prohibiting them from manufacturing and selling the Gore HELEX Septal Occluder both in the United States and abroad.

John Barr, President and CEO, commented “AGA Medical is committed to innovation as evidenced by our long history of developing innovative devices that have changed the standard of care.  We have invested extensively to develop these new technologies and it is important for us to protect these investments by protecting our intellectual property.”

About AGA Medical

AGA Medical, based in Plymouth, Minnesota, is a leading innovator and manufacturer of medical devices for the treatment of structural heart defects and vascular abnormalities.  AGA Medical’s AMPLATZER® occlusion devices offer minimally invasive, transcatheter treatments that have been clinically shown to be safe and highly effective in defect closure. AGA Medical is the only manufacturer with occlusion devices approved to close seven different structural heart defects, with leading market positions for each of its devices. More than 1,650 articles supporting the benefits of AMPLATZER products have been published in medical literature. AGA Medical markets its AMPLATZER products in 112 countries worldwide to interventional cardiologists, electrophysiologists, interventional radiologists and vascular surgeons. More information about the company and its products can be found at http://www.amplatzer.com.

Forward-Looking Statements

This news release may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, in particular, statements regarding the potential outcome of its litigation against Gore.  These statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, the company. These statements reflect the company’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These factors include, among other things: negative judicial or jury determinations regarding our asserted patent claims, possible counterclaims, the ability of the company to collect on any amounts awarded, potential future litigation and other risks and uncertainties, including those detailed in the company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. Except as required by law, the company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at www.amplatzer.com).

Source: AGA Medical Holdings, Inc.

Contacts:

Rachel Ellingson

AGA Medical

Sr. Director, Business Development and Investor Relations

763.531.3018

rellingson@amplatzer.com